                                                             EXECUTION VERSION


                             [BANK OF AMERICA LOGO]

                                CREDIT AGREEMENT


                          Dated as of February 28, 2002

                                      among


                            MANUGISTICS GROUP, INC.,


                                 as the Company,


            certain of its Subsidiaries, as the Subsidiary Borrowers


                                       and

                              BANK OF AMERICA, N.A.

                                  as the Lender

                                      TABLE OF CONTENTS

Section                                                                                    Page
-------                                                                                    ----
ARTICLE I.     DEFINITIONS AND ACCOUNTING TERMS..............................................1
        1.01   Defined Terms.................................................................1
        1.02   Other Interpretive Provisions................................................17
        1.03   Accounting Terms.............................................................17
        1.04   Rounding.....................................................................18
        1.05   References to Agreements and Laws............................................18

ARTICLE II.    THE COMMITMENT AND CREDIT EXTENSIONS.........................................18
        2.01   Loans........................................................................18
        2.02   Borrowings, Conversions and Continuations of Loans...........................19
        2.03   Letters of Credit............................................................20
        2.04   Prepayments..................................................................24
        2.05   Reduction or Termination of Commitment.......................................25
        2.06   Repayment of Loans...........................................................25
        2.07   Interest.....................................................................25
        2.08   Fees.........................................................................26
        2.09   Computation of Interest and Fees.............................................26
        2.10   Evidence of Debt.............................................................26
        2.11   Payments Generally...........................................................26

ARTICLE III.   TAXES, YIELD PROTECTION AND ILLEGALITY.......................................27
        3.01   Taxes........................................................................27
        3.02   Illegality...................................................................28
        3.03   Inability to Determine Eurodollar Rate.......................................28
        3.04   Increased Cost and Reduced Return; Capital Adequacy..........................29
        3.05   Funding Losses...............................................................29
        3.06   Requests for Compensation....................................................30
        3.07   Survival.....................................................................30

ARTICLE IV.    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS....................................30
        4.01   Conditions of Initial Credit Extension.......................................30
        4.02   Conditions to all Credit Extensions..........................................31

ARTICLE V.     REPRESENTATIONS AND WARRANTIES...............................................33
        5.01   Existence, Qualification and Power; Compliance with Laws.....................33
        5.02   Authorization; No Contravention..............................................33
        5.03   Governmental Authorization...................................................33
        5.04   Binding Effect...............................................................33
        5.05   Financial Statements; No Material Adverse Effect.............................33
        5.06   Litigation...................................................................34
        5.07   No Default...................................................................34
        5.08   Ownership of Property; Liens.................................................34
        5.09   Environmental Compliance.....................................................34
        5.10   Insurance....................................................................34
        5.11   Taxes........................................................................35
        5.12   ERISA Compliance.............................................................35

        5.13   Subsidiaries.................................................................35
        5.14   Margin Regulations; Investment Company Act; Public Utility Holding
               Company Act..................................................................36
        5.15   Disclosure...................................................................36
        5.16   Intellectual Property; Licenses, Etc.........................................36
        5.17   Subordinated Indebtedness....................................................36
        5.18   Obligations Designated Senior Indebtedness...................................36

ARTICLE VI.    AFFIRMATIVE COVENANTS........................................................37
        6.01   Financial Statements.........................................................37
        6.02   Certificates; Other Information..............................................38
        6.03   Notices......................................................................38
        6.04   Payment of Obligations.......................................................39
        6.05   Preservation of Existence, Etc...............................................39
        6.06   Maintenance of Properties....................................................39
        6.07   Maintenance of Insurance.....................................................40
        6.08   Compliance with Laws.........................................................40
        6.09   Books and Records............................................................40
        6.10   Inspection Rights............................................................40
        6.11   Compliance with ERISA........................................................40
        6.12   Use of Proceeds..............................................................40
        6.13   Material Subsidiaries........................................................40
        6.14   Hazardous Materials; Contamination...........................................42

ARTICLE VII.   NEGATIVE COVENANTS...........................................................43
        7.01   Liens........................................................................43
        7.02   Investments..................................................................44
        7.03   Indebtedness.................................................................45
        7.04   Fundamental Changes..........................................................46
        7.05   Dispositions.................................................................46
        7.06   Lease Obligations............................................................47
        7.07   Restricted Payments..........................................................47
        7.08   ERISA........................................................................47
        7.09   Change in Nature of Business.................................................47
        7.10   Transactions with Affiliates.................................................48
        7.11   Capital Expenditures.........................................................48
        7.12   Burdensome Agreements........................................................48
        7.13   Use of Proceeds..............................................................48
        7.14   Hazardous Materials..........................................................48
        7.15   Change in Management.........................................................48
        7.16   Subordinated Indebtedness....................................................48
        7.17   Fiscal Year Changes..........................................................49
        7.18   Stock of Subsidiaries........................................................49
        7.19   Financial Covenants..........................................................49

ARTICLE VIII.  EVENTS OF DEFAULT AND REMEDIES...............................................50
        8.01   Events of Default............................................................50
        8.02   Remedies Upon Event of Default...............................................52

Article IX.    MISCELLANEOUS................................................................52

        9.01   Amendments; Etc..............................................................52
        9.02   Notices and Other Communications; Facsimile Copies...........................53
        9.03   No Waiver; Cumulative Remedies...............................................54
        9.04   Attorney Costs, Expenses and Taxes...........................................54
        9.05   Indemnification by the Borrowers.............................................55
        9.06   Payments Set Aside...........................................................55
        9.07   Successors and Assigns.......................................................55
        9.08   Confidentiality..............................................................57
        9.09   Set-Off......................................................................58
        9.10   Interest Rate Limitation.....................................................58
        9.11   Counterparts.................................................................58
        9.12   Integration..................................................................59
        9.13   Survival of Representations and Warranties...................................59
        9.14   Severability.................................................................59
        9.15   Subsidiary Borrower Matters..................................................59
        9.16   Governing Law................................................................60
        9.17   Waiver of Right to Trial by Jury.............................................60
        9.18   Joint and Several Liability of the Borrowers.................................60
        9.19   Entire Agreement.............................................................62

        SIGNATURES.........................................................................S-1


SCHEDULES

      1.01(e)  Existing Letters of Credit
      5.06     Litigation
      5.09     Environmental Matters
      5.13     Subsidiaries and Other Equity Investments
      5.16     Intellectual Property Matters
      7.01     Existing Liens
      7.02     Existing Investments
      7.03     Existing Indebtedness
      7.06     Existing Leases
      9.02     Lending Office, Addresses for Notices

EXHIBITS

               Form of

        A      Loan Notice
        B      Compliance Certificate
        C      Guaranty
        D      Opinion of Counsel (Content Summary)
        E      Pledge Agreement

                                CREDIT AGREEMENT

        This CREDIT AGREEMENT ("Agreement") is entered into as of February 28, 2002 by and among MANUGISTICS GROUP, INC., a Delaware corporation (the "Company"), MANUGISTICS, INC., a Delaware corporation, and MANUGISTICS ATLANTA, INC., a Delaware corporation, as the initial Subsidiary Borrowers (together with the Company, the "Borrowers", and each, a "Borrower") and Bank of America, N.A. (the "Lender").


        The Borrowers have requested that the Lender provide a revolving credit facility, and the Lender is willing to do so on the terms and conditions set forth herein.

        In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I.
                        DEFINITIONS AND ACCOUNTING TERMS

        1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

        "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. A Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors or managing general partners.

        "Agreement" means this Credit Agreement.

        "Applicable Rate" means, from time to time, the following percentages per annum, based upon Consolidated EBITDA as set forth below:

-------------------------------------------------------------------------------------------
                                 APPLICABLE RATE
-------------------------------------------------------------------------------------------
      Consolidated EBITDA            Eurodollar Rate     Letters of Credit     Base Rate
-------------------------------------------------------------------------------------------
Consolidated EBITDA equal to or          2.000%                2.000%           0.000%
       greater than $0.00
-------------------------------------------------------------------------------------------
 Consolidated EBITDA less than
             $0.00                       2.750%                2.250%           0.000%
-------------------------------------------------------------------------------------------

Initially, the Applicable Rate shall be determined based upon Consolidated EBITDA specified in the certificate delivered pursuant to Section 4.01(a)(v). Thereafter, each change in the Applicable Rate resulting from a change in Consolidated EBITDA shall be effective on the respective dates on which the Lender receives a Compliance Certificate pursuant to Section 6.02(b) indicating such a change.

        "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel and the non-duplicative allocated cost of internal legal services and all non-duplicative disbursements of internal counsel.

        "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

        "Audited Financial Statements" means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended on or nearest February 28, 2001 and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Company and its Subsidiaries.

        "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its "prime rate." Such rate is a rate set by the Lender based upon various factors including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Base Rate Loan" means a Loan that bears interest based on the Base
Rate.

        "Borrower" has the meaning set forth in the introductory paragraph hereto.

        "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

        "Cash Collateralize" means to pledge and deposit with or deliver to the Lender, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Lender. Derivatives of such term shall have corresponding meaning. The Borrowers hereby grant the Lender a Lien on all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Lender.

        "Change of Control" means, with respect to any Person, an event or series of events by which:

               (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

               (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

        "Closing Date" means the first date all the conditions precedent in
Section 4.01 are satisfied by the Borrowers or waived by the Lender.

        "Code" means the Internal Revenue Code of 1986.

        "Commitment" means the obligation of the Lender to make Loans to the Borrowers and issue Letters of Credit for the account of the Borrowers in an aggregate principal amount at any one time not to exceed $20,000,000, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

        "Company" has the meaning set forth in the introductory paragraph hereto.

        "Compliance Certificate" means a certificate substantially in the form of Exhibit B.

        "Consolidated EBIT" means, for any fiscal quarter, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income plus (b) Consolidated Interest Charges plus (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income plus (d) to the extent deducted in the determination of Consolidated Net Income during such fiscal quarter, an amount equal to the aggregate of all non-cash stock compensation incurred by the Company and its Subsidiaries to their respective employees during such fiscal quarter plus (e) an amount equal to any non-cash charges taken during such fiscal quarter in connection with goodwill and In-Process Research & Development associated with Purchases, provided that any such charges are taken during the same fiscal quarter in which the related Purchase was consummated. Consolidated EBIT for any fiscal quarter of the Company during which the Company or one of its Subsidiaries has consummated a Purchase shall include the results of operations of the entity or business acquired in connection with such Purchase, based upon such entity's or business' historical GAAP financial statements.

        "Consolidated EBITDA" means, for any fiscal quarter, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income plus (b) Consolidated Interest Charges plus (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income plus (d) the amount of depreciation and amortization expense (including all amortization expense associated with Purchases consummated by the Company and its Subsidiaries) deducted in determining such Consolidated Net Income plus (e) to the extent deducted in the determination of Consolidated Net Income during such fiscal quarter, an amount equal to the aggregate of all non-cash stock compensation incurred by the Company and its Subsidiaries during such fiscal quarter plus (f) an amount equal to all non-cash charges taken during such fiscal quarter in respect of goodwill and In-Process Research & Development directly associated with Purchases, provided that any such charges are taken during the same fiscal quarter in which the related Purchase is consummated, plus (g) an amount equal to all extraordinary items consisting of non-cash restructuring charges taken during such fiscal quarter as a direct result of a Purchase, provided that any such restructuring charges are taken during the same fiscal quarter in which the related Purchase is consummated. Consolidated EBITDA for any fiscal quarter of the Company during which the Company or one of its Subsidiaries has consummated a Purchase shall include the results of operations of the entity or business acquired in connection with such Purchase, based upon such entity's or business' historical GAAP financial statements.

        "Consolidated Interest Charges" means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees (including the amortization of deferred financing costs), charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP and (c) the portion of rent expense of the Company and its Subsidiaries with respect to such period under Synthetic Lease Obligations that would be treated as interest if such Synthetic Lease Obligations were treated as capital leases in accordance with GAAP. Consolidated Interest Charges for any period during which the Company or one of its Subsidiaries has consummated a Purchase shall include the results of operations of the entity or business acquired in connection with such Purchase, based upon such entity's or business' historical GAAP financial statements.

        "Consolidated Net Income" means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries from continuing operations after extraordinary items (other than extraordinary items that are gains or losses from Dispositions of assets) for such period. Consolidated Net Income for any period during which the Company or one of its Subsidiaries has consummated a Purchase shall include the results of operations of the entity or business acquired in connection with such Purchase, based upon such entity's or business' historical GAAP financial statements.

        "Consolidated Net Worth" means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, Shareholders' Equity of the Company and its Subsidiaries on that date.

        "Consolidated Total Liabilities" means, at any time with respect to the Company and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) all amounts which would, in accordance with GAAP, be included as liabilities on a consolidated balance sheet of the Company and its Subsidiaries as of the last day of the fiscal quarter ending on or before the date of determination less (b) the amount of Subordinated Indebtedness of the Company and its consolidated Subsidiaries at such time plus (c) obligations of the Company and its consolidated Subsidiaries at such time which are described in clause (b) of the definition of "Indebtedness" plus (d) Guaranty Obligations of the Company and its consolidated Subsidiaries at such time.

        "Consolidating Asset Report" means a financial report prepared by the Company, in form and substance satisfactory to the Lender, setting forth, with respect to each Subsidiary of the Company, the aggregate book value of the respective assets owned by each such Subsidiary at a particular point in time.

        "Consolidating Revenue Report" means a financial report prepared by the Company, in form and substance satisfactory to the Lender, setting forth, with respect to each Subsidiary of the Company, the aggregate amount of periodic revenues generated by each such Subsidiary during a particular period of time.

        "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Credit Extension" means each of the following: (a) a borrowing of a Loan and (b) an L/C Credit Extension.

        "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

        "Default" means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

        "Default Rate" means an interest rate equal to (a) the Base Rate plus
(b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

        "Disposition" or "Dispose" means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

        "Dollar" and "$" means lawful money of the United States of America.

        "Domestic Material Subsidiary" means any Material Subsidiary that is a Domestic Subsidiary.

        "Domestic Subsidiary" means any Subsidiary incorporated or organized under the laws of the United States or any State thereof.

        "Environmental Laws" means all Laws relating to environmental, health, safety and land use matters applicable to any property.

        "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

        "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

        "Eurodollar Base Rate" has the meaning set forth in the definition of Eurodollar Rate.

        "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Lender pursuant to the following formula:

                                    Eurodollar Base Rate
                         -------------------------------------------
     Eurodollar Rate  =  1.00 - Eurodollar Reserve Percentage

               Where,

               "Eurodollar Base Rate" means, for such Interest Period:

               (a) the rate per annum equal to the rate determined by the Lender to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

               (b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

               (c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Lender as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Lender's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

               "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to the Lender under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

        "Eurodollar Rate Loan" means a Loan that bears interest based on the Eurodollar Rate.

        "Event of Default" means any of the events or circumstances specified in
Article VIII.

        "Existing Credit Agreement" means that certain Amended and Restated Financing Agreement dated as of December 29, 2000 among the Company, certain of its Subsidiaries and the Lender (as amended).

        "Existing Letters of Credit" means those letters of credit set forth on
Schedule 1.01(e) and issued under the Existing Credit Agreement.

        "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by the Lender.

        "First Tier Foreign Subsidiary" means, at any date of determination, any Foreign Material Subsidiary in respect of which any one or more of the Company or its Domestic Subsidiaries directly owns or controls more than 50% of the Voting Stock of such Subsidiary.

        "Foreign Material Subsidiary" means any Material Subsidiary that is a Foreign Subsidiary.

        "Foreign Subsidiary" means any Subsidiary other than a Domestic Subsidiary.

        "FRB" means the Board of Governors of the Federal Reserve System of the United States of America.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Guarantors" means any Subsidiary that executes and delivers a Guaranty after the Closing Date pursuant to Section 6.13(a).

        "Guaranty" means a Guaranty made by a Guarantor in favor of the Lender, substantially in the form of Exhibit C.

        "Guaranty Obligation" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

        "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

        "Hazardous Materials Contamination" means the contamination (whether presently existing or occurring after the Closing Date) by Hazardous Materials of any property owned, operated, controlled or acquired by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries have responsibility, including, without limitation, improvements, facilities, soil, ground water, air or other elements on, or of, any property now or hereafter owned, operated, controlled or acquired by the Company or any of its Subsidiaries, and any other contamination by Hazardous Materials for which the Company or any of its Subsidiaries are, or are claimed by any Governmental Authority to be, responsible.

        "Indebtedness" means, as to any Person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

               (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

               (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

               (c) net obligations of such Person under any Swap Contract in an amount equal to the Swap Termination Value thereof;

               (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

               (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

               (f) capital leases and Synthetic Lease Obligations of such Person; and

               (g) all Guaranty Obligations of such Person in respect of any of the foregoing.

        For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person subject only to customary exceptions acceptable to the Lender. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

        "Indemnified Liabilities" has the meaning set forth in Section 9.05.

        "Indemnitees" has the meaning set forth in Section 9.05.

        "Indenture" means that certain Indenture, dated as of October 20, 2000, between the Company and State Street Bank and Trust Company, as trustee, as amended.

        "In-Process Research & Development" means purchased in-process research and development, as specified on the Company's consolidated statement of income in accordance with GAAP.

        "Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

        "Interest Period" means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

               (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

               (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (iii) no Interest Period shall extend beyond the scheduled Maturity Date.

        "Investment" means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

        "IP Rights" has the meaning set forth in Section 5.16.

        "IRS" means the United States Internal Revenue Service.

        "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

        "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

        "L/C Obligations" means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all unreimbursed drawings under all Letters of Credit.

        "Lending Office" means the office or offices of the Lender described as such on Schedule 9.02, or such other office or offices as the Lender may from time to time notify the Company.

        "Letter of Credit" means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

        "Letter of Credit Application" means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Lender.

        "Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

        "Letter of Credit Sublimit" means an amount equal to the Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the Commitment.

        "Leverage Ratio" means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Total Liabilities as of such date to (b) Consolidated Net Worth as of such date.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

        "Liquidity" means, at any time in respect of the Company and its wholly owned Subsidiaries, the aggregate amount of all cash, cash equivalents and investment grade marketable securities held by such Persons at such time that are not subject to any Liens, other than Liens of the type described in subsections (a) or (c) of Section 7.01.

        "Loan" has the meaning set forth in Section 2.01.

        "Loan Documents" means this Agreement, each Request for Credit Extension, each Compliance Certificate, each Guaranty and each Pledge Agreement.

        "Loan Notice" means a notice of (a) a borrowing of a Loan, (b) a conversion of a Loan from one Type to the other, or (c) a continuation of a Loan as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

        "Loan Parties" means, collectively, each Borrower, each Guarantor and each Pledgor.

        "Manugistics, Inc. means Manugistics, Inc., a Delaware corporation.

        "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

        "Material Subsidiary" means any Subsidiary now or hereafter existing, that (a) is designated a "Material Subsidiary" by the Company pursuant to
Section 6.13(c), (b) is acquired, created or otherwise becomes a "Material Subsidiary" as a result of a Purchase permitted by Section 7.02(i), or (c) directly or through a Subsidiary, either (i) owns assets with an aggregate book value exceeding 5% of the aggregate book value of the consolidated total assets of the Company and its consolidated Subsidiaries taken as a whole, in each case, as measured as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(b) or 4.01(a)(viii), or (ii) has generated revenue during the most recently completed four fiscal quarter period exceeding 5% of the aggregate consolidated revenue generated by the Company and its consolidated Subsidiaries during the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.01(a) or 4.01(a)(viii).

        "Maturity Date" means (a) February 26, 2003, or (b) such earlier date upon which the Commitment may be terminated in accordance with the terms hereof.

        "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

        "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

        "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

        "Outstanding Amount" means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and
(ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

        "Permitted Swap Contract" means any Swap Contract entered into by the Company or any Subsidiary for which each of the following conditions is satisfied: (a) such contract is (or was) entered into by such Person in the ordinary course of business for the purpose of directly mitigating the risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or with changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view"; and (b) such Swap Contract does not contain: (i) any provision (a "walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event, or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under Section 8.01(a)).

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by any Borrower or any ERISA Affiliate.

        "Pledge Agreement" means a Pledge Agreement in substantially the form set forth in Exhibit E.

        "Pledgor" means Manugistics, Inc. and any Person pledging Voting Stock of a Foreign Material Subsidiary to the Lender after the Closing Date pursuant to Section 6.13(b).

        "PP&E" means property, plant and equipment, as determined in accordance with GAAP.

        "Purchase" has the meaning set forth in Section 7.02(i).

        "Purchase Cap" has the meaning set forth in Section 7.02(i).

        "Receivables" means, with respect to the Company and its Subsidiaries at any time, all accounts receivable and other rights to payment arising in the ordinary course of business and held by such Persons at such time.

        "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

        "Request for Credit Extension" means (a) with respect to a borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

        "Responsible Officer" means the president, chief financial officer, chief accounting officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

        "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock.

        "Senior Management" means, with respect to any Person, the chief executive officer, the chief financial officer, the chief operating officer, the president and the treasurer of such Person, or any executive officer who is designated by an alternative title but who performs duties similar to those duties performed by executive officers designated by one of the titles listed above.

        "Shareholders' Equity" means, as of any date of determination for the Company and its Subsidiaries on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

        "Subordinated Indebtedness" means (i) indebtedness evidenced by the notes issued pursuant to the Indenture, and (ii) any other indebtedness subordinated to the Obligations pursuant to a written agreement containing tenor and subordination provisions acceptable to the Lender

        "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Company.

        "Subsidiary Borrowers" means Manugistics, Inc., and Manugistics Atlanta, Inc., a Georgia corporation.

        "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

        "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender).

        "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such

Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

        "Threshold Amount" means $3,000,000.

        "Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

        "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

        "Voting Stock" means, as to any Person, the capital stock of any class or classes or other equity interests (however designated and including general partnership interests in a partnership) having ordinary voting power for the election of directors or similar governing body of such Person.

        1.02 OTHER INTERPRETIVE PROVISIONS. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

        (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

        (b)    (i)     The words "herein" and "hereunder" and words of similar
import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

               (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

               (iii) The term "including" is by way of example and not limitation.

               (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

        (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

        (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

        1.03    ACCOUNTING TERMS.

        (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

        (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Lender shall so request, the Lender and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

        1.04 ROUNDING. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

        1.05 REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and
(b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

                                  ARTICLE II.
                      THE COMMITMENT AND CREDIT EXTENSIONS

        2.01 LOANS. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a "Loan") to the Borrowers from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that after giving effect to any borrowing, the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section
2.01. A Loan may be a Base Rate Loan or a Eurodollar Rate Loan, as further provided herein.

        2.02    BORROWINGS, CONVERSIONS AND CONTINUATIONS OF LOANS.

        (a) Each borrowing, each conversion of a Loan from one Type to the other, and each continuation of a Loan as the same Type shall be made upon the Borrowers' irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 1:00 p.m., New York time, (i) three Business Days prior to the requested date of any borrowing of, conversion to or continuation of a Eurodollar Rate Loan or of any conversion of a Eurodollar Rate Loan to a Base Rate Loan, and (ii) on the requested date of any borrowing of a Base Rate Loan. Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 9.02(d), any such telephonic notice may be given by an individual who has been authorized in writing to do so by a Responsible Officer of the Company. Each such telephonic notice must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each borrowing of, conversion to or continuation of a Eurodollar Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each borrowing of or conversion to a Base Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a borrowing, a conversion of a Loan from one Type to the other, or a continuation of a Loan as the same Type,
(ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Loan to be borrowed, converted or continued, (iv) the Type of Loan to be borrowed or to which an existing Loan is to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the applicable Borrower fails to specify a Type of Loan in a Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loan shall be made or continued as, or converted to, a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loan. If the applicable Borrower requests a borrowing of, conversion to, or continuation of a Eurodollar Rate Loan in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

        (b)     Upon satisfaction of the applicable conditions set forth in
Section 4.02 (and, if a borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the proceeds of each Loan available to the Borrowers either by (i) crediting the account of the Company on the books of the Lender with the amount of such proceeds or (ii) wire transfer of such proceeds, in each case in accordance with instructions provided to the Lender by the applicable Borrower; provided, however, that if on the date of the borrowing there are drawings under Letters of Credit that have not been reimbursed by the Borrowers, then the proceeds of such borrowing shall be applied, first, to the payment in full of any such unreimbursed drawings, and second, to the applicable Borrower as provided above.

        (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loan may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender, and the Lender may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

        (d) The Lender shall promptly notify the applicable Borrower of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Lender shall be conclusive in the absence of manifest error. The Lender shall notify the Company of any change in the Lender's prime rate used in determining the Base Rate promptly following the public announcement of such change.

        (e) After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect.

        2.03    LETTERS OF CREDIT.

        (a)     The Letter of Credit Commitment.

               (i) Subject to the terms and conditions set forth herein, the Lender agrees (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection
        (b) below, and (B) to honor drafts under the Letters of Credit; provided that the Lender shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if as of the date of such L/C Credit Extension, (y) the Outstanding Amount of all L/C Obligations and all Loans would exceed the Commitment or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers' ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

               (ii) The Lender shall be under no obligation to issue any Letter of Credit if:

                      (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

                      (B) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Lender has approved such expiry date;

                      (C) the issuance of such Letter of Credit would violate one or more policies of the Lender; or

                      (D) such Letter of Credit is in a face amount less than $100,000, or is to be denominated in a currency other than Dollars, unless the Lender has approved such lesser amount or alternative currency.

               (iii) The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

        (b)    Procedures for Issuance and Amendment of Letters of Credit.

               (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the Lender not later than 1:00 p.m., New York time, at least two Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Lender may require.

               (ii) Upon the Lender's determination that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Lender shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Lender's usual and customary business practices.

               (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the applicable Borrower a true and complete copy of such Letter of Credit or amendment.

        (c)    Drawings and Reimbursements.

               (i) Upon any drawing under any Letter of Credit, the Lender shall notify the applicable Borrower thereof. On the date of any payment by the Lender under a Letter of Credit (each such date, an "Honor Date"), the Borrowers shall reimburse the Lender in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the Lender, the Borrowers shall be deemed to have requested a borrowing of a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the amount of such unreimbursed drawing, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).

               (ii) If the Borrowers fail to reimburse the Lender for any drawing under any Letter of Credit (whether by means of a borrowing or otherwise), such unreimbursed amount shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

        (d) Obligations Absolute. The obligation of the Borrowers to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

               (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

               (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

               (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

               (iv) any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such

        Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

               (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers.

        Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, such Borrower will immediately notify the Lender. The Borrowers shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

        (e) Role of Lender. The Borrowers agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers' pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Lender nor any of the respective correspondents, participants or assignees of the Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Lender, and the Lender may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the Lender's willful misconduct or gross negligence or the Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

        (f) Cash Collateral. Upon the request of the Lender, (i) if the Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has not been reimbursed, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrowers shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount) and, upon the demand of the Lender, shall pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit.

        (g) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Lender and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

        (h)    Letter of Credit Fees.

               (i) The Borrowers shall pay to the Lender a Letter of Credit fee for each Letter of Credit equal to the Applicable Rate times the actual daily maximum amount available to be drawn under each such Letter of Credit. Such fee for each Letter of Credit shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Letter of Credit Expiration Date.

               (ii) The Borrowers shall pay to the Lender an upfront (or issuance) fee in the amount of $1,500 with respect to each Letter of Credit issued or renewed hereunder, which fee shall be due and payable upon the issuance of each such Letter of Credit.

        (i) Documentary and Processing Charges Payable to Lender. The Borrowers shall pay to the Lender the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

        (j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

        2.04    PREPAYMENTS.

        (a) The Borrowers may, upon notice to the Lender, at any time or from time to time voluntarily prepay any Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 1:00 p.m., New York time, (A) three Business Days prior to any date of prepayment of a Eurodollar Rate Loan, and (B) on the date of prepayment of a Base Rate Loan; (ii) any prepayment of a Eurodollar Rate Loan shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof; and (iii) any prepayment of a Base Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loan(s) to be prepaid. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to
Section 3.05.

        (b) If for any reason the Outstanding Amount of all Loans and L/C Obligations at any time exceeds the Commitment then in effect, the Borrowers shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

        2.05 REDUCTION OR TERMINATION OF COMMITMENT. The Company may, upon notice to the Lender, terminate the Commitment, or permanently reduce the Commitment to an amount not less than the then Outstanding Amount of all Loans and L/C Obligations; provided that (i) any such notice shall be received by the Lender not later than 1:00 p.m., New York time, five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $250,000 or any whole multiple of $50,000 in excess thereof. Once reduced in accordance with this Section, the Commitment may not be increased. All commitment fees, letter of credit fees and other fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

        2.06 REPAYMENT OF LOANS. The Borrowers shall repay to the Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

        2.07    INTEREST.

        (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

        (b) If any amount payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Furthermore, while any Event of Default exists or after acceleration, the Borrowers shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

        (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

        2.08 FEES. In addition to certain fees described in subsections (h) and (i) of Section 2.03:


        (a) Commitment Fee. The Borrowers shall pay to the Lender a commitment fee equal to three-quarters of one percent (0.75%) times the actual daily amount by which the Commitment exceeds the sum of (i) the Outstanding Amount of Loans plus (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

        (b) Lender's Upfront Fee. On the Closing Date, the Borrowers shall pay to the Lender an upfront fee in the amount set forth in that certain Summary of Indicative Terms and Conditions, dated as of January 9, 2002, delivered by the Lender to the Company. Such upfront fees are for the credit facilities committed by the Lender under this Agreement, are fully earned on the date paid and are nonrefundable for any reason whatsoever.

        2.09 COMPUTATION OF INTEREST AND FEES. Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the Lender than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

        2.10 EVIDENCE OF DEBT. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans or L/C Obligations.

        2.11    PAYMENTS GENERALLY.

        (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 3:00 p.m., New York time, on the date specified herein. All payments received by the Lender after 3:00 p.m., New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

        (b) Subject to the definition of "Interest Period," if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

        (c) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Lender, (ii) second, toward repayment of interest and fees then due hereunder, and (iii) third, toward repayment of principal and unreimbursed drawings under Letters of Credit then due hereunder.

        (d) Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

                                  ARTICLE III.
                     TAXES, YIELD PROTECTION AND ILLEGALITY

        3.01    TAXES.

        (a) Any and all payments by the Borrowers to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If any Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions, (iii) the applicable Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the applicable Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

        (b) In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

        (c) If any Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Lender, such Borrower shall also pay to the Lender, at the time interest is paid, such additional amount that the Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) the Lender would have received if such Taxes or Other Taxes had not been imposed.

        (d) Each Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender makes a demand therefor.

        3.02 ILLEGALITY. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by the Lender to the Company, any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until the Lender notifies the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. The Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

        3.03 INABILITY TO DETERMINE EURODOLLAR RATE. If the Lender determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for such Eurodollar Rate Loan, or
(c) the Eurodollar Base Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurodollar Rate Loan, the Lender will promptly notify the Company. Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing, conversion or continuation of a Eurodollar Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

        3.04    INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY.

        (a) If the Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or the Lender's compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or issuing Letters of Credit, or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time upon demand of the Lender, the Borrowers shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

        (b) If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender's desired return on capital), then from time to time upon demand of the Lender, the Borrowers shall pay to the Lender such additional amounts as will compensate the Lender for such reduction.

        3.05 FUNDING LOSSES. Upon demand of the Lender from time to time, the Borrowers shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

        (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

        (b) any failure by any Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

        3.06 REQUESTS FOR COMPENSATION. A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

        3.07    SURVIVAL. All of the Borrowers' obligations under this
Article III shall survive termination of the Commitment and repayment of all other Obligations.

                                  ARTICLE IV.
                    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

        4.01 CONDITIONS OF INITIAL CREDIT EXTENSION. The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

        (a) The Lender's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender and its legal counsel:

               (i) executed counterparts of this Agreement, sufficient in number for distribution to the Lender and the Company;

               (ii) 65% of the Voting Stock issued by each First Tier Foreign Subsidiary existing as of the Closing Date shall have been pledged to the Lender on or prior to the Closing Date pursuant to a Pledge Agreement and all certificates, documents, instruments and opinions necessary in the opinion of the Lender to perfect a first priority security interest of the Lender in such Voting Stock shall have been executed and/or delivered to the Lender on or prior to the Closing Date;

               (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

               (iv) such evidence as the Lender may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in (A) its jurisdiction of organization, (B) the jurisdiction of the location of its chief executive offices and (C) each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, including certified copies of each Loan Party's Organization Documents, certificates of good standing and/or qualification to engage in business and (to the extent generally available) tax good standing certificates;

               (v) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect; and (C) Consolidated EBITDA of the Company for the fiscal quarter of the Company ended on or nearest November 30, 2001;

               (vi) an opinion of counsel to the Loan Parties addressing the matters set forth in Exhibit D;


               (vii) evidence that (A) all interest, fees and expenses outstanding and owing under the Existing Credit Agreement have been or concurrently with the Closing Date are being paid, (B) all commitments of the lender party to the Existing Credit Agreement have been terminated, and (C) all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

               (viii) an unaudited consolidated balance sheet of the Company and its Subsidiaries for the fiscal quarter of the Company ended November 30, 2001, and the related consolidated statement of income and cash flows for such fiscal quarter;

               (ix) (A) a Consolidating Asset Report in respect of the fiscal quarter of the Company ended November 30, 2001, and (B) a Consolidating Revenue Report in respect of the four fiscal quarter period of the Company ended November 30, 2001; and

               (x) such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

        (b) Any fees required to be paid on or before the Closing Date shall have been paid.

        (c) The Borrowers shall have paid all Attorney Costs of the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Lender).

        4.02 CONDITIONS TO ALL CREDIT EXTENSIONS. The obligation of the Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of a Loan to the other Type, or a continuation of a Loan as the same Type) is subject to the following conditions precedent:

        (a)     The representations and warranties of the Borrowers contained in
Article V, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

        (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

        (c) There shall have occurred, in the reasonable opinion of the Lender, no Material Adverse Effect.

        (d) The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

        (e) The Lender shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Lender reasonably may require.

        Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of a Loan to the other Type or a continuation of a Loan as the same Type) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

        The Borrowers represent and warrant to the Lender that:

        5.01 EXISTENCE, QUALIFICATION AND POWER; COMPLIANCE WITH LAWS. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

        5.02 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law.

        5.03 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

        5.04 BINDING EFFECT. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

        5.05    FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT.

        (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

        (b) The unaudited consolidated financial statements of the Company and its Subsidiaries dated November 30, 2001, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and subject to ordinary, good faith year end audit adjustments; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness required to be shown under GAAP.

        (c) Since the date of the Audited Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

        5.06 LITIGATION. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

        5.07 NO DEFAULT. Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

        5.08 OWNERSHIP OF PROPERTY; LIENS. Each Borrower and its respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of the Borrowers and their respective Subsidiaries is subject to no Liens, other than Liens permitted by
Section 7.01.

        5.09 ENVIRONMENTAL COMPLIANCE. The Borrowers and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        5.10 INSURANCE. The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or their respective Subsidiaries operate.

        5.11 TAXES. The Borrowers and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Borrower or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect.

        5.12    ERISA COMPLIANCE.

        (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

        (b) There are no pending or, to the best knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

        (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

        5.13 SUBSIDIARIES. As of the Closing Date, the Company (a) has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, (b) has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13 and (c) has no Material Subsidiaries other than those disclosed as such in Part (a) of Schedule 5.13.

        5.14 MARGIN REGULATIONS; INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT.

        (a) The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

        (b) None of the Borrowers, any Person controlling any Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

        5.15 DISCLOSURE. No statement, information, report, representation, or warranty made by any Loan Party in any Loan Document or furnished to the Lender by or on behalf of any Loan Party in connection with any Loan Document contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        5.16 INTELLECTUAL PROPERTY; LICENSES, ETC. The Borrowers and their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without any conflict with the rights of any other Person that could reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower or any of their Subsidiaries infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.16, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of any Borrower, threatened.

        5.17 SUBORDINATED INDEBTEDNESS. All Subordinated Indebtedness of each Borrower has been fully and completely subordinated to the payment and performance of the Obligations by written agreement in form and substance satisfactory to the Lender. The Lender has received photocopies of all promissory notes evidencing such Subordinated Indebtedness, together with any and all other agreements, documents, or instruments securing, evidencing, guarantying or otherwise executed and delivered in connection therewith. The Borrowers have furnished photocopies of any and all subordination agreements pertaining to all Subordinated Indebtedness to the Lender on or before the Closing Date.

        5.18 OBLIGATIONS DESIGNATED SENIOR INDEBTEDNESS. The Obligations under this Agreement constitute "Designated Senior Indebtedness" as defined in the Indenture.

                                  ARTICLE VI.
                              AFFIRMATIVE COVENANTS

        So long as the Commitment shall be in effect, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any Letter of Credit the L/C Obligations in respect of which have been cash collateralized to the Lender's satisfaction pursuant to Section 2.03(f)), the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

        6.01 FINANCIAL STATEMENTS. Deliver to the Lender, in form and detail satisfactory to the Lender:

        (a) as soon as available, but in any event within 105 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Lender;

        (b) as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Company's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

        (c) together with any financial statements delivered pursuant to subsection (a), a financial forecast for the Company and its Subsidiaries for the following fiscal year, including forecasted consolidated balance sheets and statements of income and cash flows of the Company and its Subsidiaries, which forecast shall (A) state the assumptions used in the preparation thereof, (B) contain such other information as reasonably requested by the Lender and (C) be in a form reasonably satisfactory to the Lender; and

        (d) as soon as available, but in any event within 50 days after the end of each fiscal quarter of the Company, (i) a Consolidating Asset Report in respect of such fiscal quarter and (ii) a Consolidating Revenue Report in respect of the four fiscal quarter period ended on the last day of such fiscal quarter, in each case certified by a Responsible Officer of the Company as fairly presenting the information set forth therein.

        6.02 CERTIFICATES; OTHER INFORMATION. Deliver to the Lender, in form and detail satisfactory to the Lender:

        (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements;

        (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

        (c) promptly after any request by the Lender, copies of any management letters submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants;

        (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto;

        (e) concurrently with the delivery of any Loan Notice, a detailed aging schedule of all Receivables by account debtor, in such detail, and accompanied by such supporting information, as the Lender may from time to time reasonably require; and

        (f) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Lender may from time to time reasonably request.

        Each document required to be delivered pursuant to Section 6.01(a) or
(b) or Section 6.02(d) shall be deemed to have been delivered on the date on which the Company posts such document on the Company's website on the Internet at the website address listed on Schedule 9.02 hereof, or when such document is posted on the Securities and Exchange Commission's website at www.sec.gov; provided that (i) if the Lender so requests, the Company shall deliver paper copies of all such documents to the Lender until the Lender requests that the Company cease delivering such paper copies and (ii) the Company shall notify the Lender by facsimile of the posting of each such document.

        6.03    NOTICES.  Promptly notify the Lender:

        (a)     of the occurrence of any Default or Event of Default;

        (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (to the extent such matter has resulted or could reasonably be expected to result in a Material Adverse Effect)
(i) the breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

        (c) of any litigation, investigation or proceeding affecting any Loan Party in which the amount involved exceeds the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief, if granted, could reasonably be expected to have a Material Adverse Effect;

        (d)     of the occurrence of any ERISA Event; and

        (e) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary.

        Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

        6.04 PAYMENT OF OBLIGATIONS. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

        6.05 PRESERVATION OF EXISTENCE, ETC. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction permitted by Section
7.04 or 7.05; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

        6.06 MAINTENANCE OF PROPERTIES. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;
(b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

        6.07 MAINTENANCE OF INSURANCE. Maintain with financially sound and reputable insurance companies not Affiliates of any Borrower, such insurance as is required by applicable Laws and such other insurance, in such amounts, of such types and against such risks, hazards, liabilities, casualties and contingencies as are usually insured against in the same geographic areas by business entities engaged in the same or similar business. Without limiting the generality of the foregoing, the Company shall, and shall cause each of its Subsidiaries to, keep adequately insured all of their property against loss or damage resulting from fire or other risks insured against by extended coverage and maintain public liability insurance against claims for personal injury, death or property damage occurring upon, in or about any properties occupied or controlled by them, or arising in any manner out of the businesses carried on by them, all in such amounts not less than the Lender shall reasonably determine from time to time.

        6.08 COMPLIANCE WITH LAWS. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

        6.09 BOOKS AND RECORDS. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be.

        6.10 INSPECTION RIGHTS. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

        6.11 COMPLIANCE WITH ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

        6.12 USE OF PROCEEDS. Use the proceeds of the Credit Extensions for working capital and other general corporate purposes not in contravention of any Law or of any Loan Document.

        6.13 MATERIAL SUBSIDIARIES. (a) Cause each Domestic Material Subsidiary created, acquired or arising after the Closing Date (including Domestic Subsidiaries existing as of the Closing Date which become Domestic Material Subsidiaries after the Closing Date, whether pursuant to subsection (c) below, the consummation of a Purchase or otherwise) to execute and deliver a Guaranty within 30 days after each such Domestic Material Subsidiary is acquired, created or otherwise becomes a Domestic Material Subsidiary, together with such other certificates, documents, instruments and opinions as the Lender may request in connection therewith.

        (b) Cause (i) 65% of the Voting Stock issued by each First Tier Foreign Subsidiary created, acquired or arising after the Closing Date (including Foreign Subsidiaries existing as of the Closing Date which become First Tier Foreign Subsidiaries after the Closing Date, whether pursuant to subsection (c) below, the consummation of a Purchase or otherwise) to be pledged to the Lender pursuant to a Pledge Agreement within 30 days after each such First Tier Foreign Subsidiary is created, acquired or otherwise arises, (ii) each Pledgor that pledges Voting Stock of a First Tier Foreign Subsidiary to the Lender pursuant to this subsection (b), and each First Tier Foreign Subsidiary who has issued Voting Stock that is pledged to the Lender pursuant to this subsection (b), to execute and deliver all such agreements, assignments, instruments and documents and do all such other things as the Lender in its discretion may deem necessary or appropriate to establish, preserve, protect and enforce a first priority perfected lien and security interest of the Lender in such Voting Stock. If at any time and for any reason (including as a result of any First Tier Foreign Subsidiary's issuance of additional Voting Stock) the Voting Stock of any First Tier Foreign Subsidiary pledged to the Lender under any Pledge Agreement shall constitute less than 65% of the Voting Stock of such First Tier Foreign Subsidiary then issued and outstanding, then the Company shall cause the applicable Pledgor and such First Tier Foreign Subsidiary to execute and deliver all such agreements, assignments, instruments and documents and do all such other things as the Lender in its discretion may deem necessary or appropriate to ensure that 65% (but no more than 65%) of the Voting Stock of such First Tier Foreign Subsidiary then issued and outstanding is pledged to the Lender pursuant to such Pledge Agreement, as more specifically described in such Pledge Agreement.

        (c) If at any time (i) the book value of all assets owned by all Borrowers, all First Tier Foreign Subsidiaries and all Guarantors in the aggregate (as measured as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(b) or 4.01(a)(viii)) (the "Credit Support Assets") is less than an amount equal to 90% of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, at such time (as measured as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(b) or 4.01(a)(viii)), or (ii) the aggregate amount of revenue having been generated by all Borrowers, all First Tier Foreign Subsidiaries and all Guarantors at such time (determined with respect to the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.01(a) or 4.01(a)(viii)) ("Credit Support Revenue") is less than an amount equal to 80% of the revenue having been generated by the Company and its consolidated Subsidiaries during the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Sections 6.01(a) or 4.01(a)(viii); then the Company shall, in each case and with the Lender's prior approval, promptly designate one or more Subsidiaries as additional Material Subsidiaries, such that, after giving effect to all such designations, (x) the amount of the Credit Support Assets then existing equals or exceeds an amount equal to 90% of the total assets of the Company and its consolidated Subsidiaries, taken as a whole, at such time (as measured as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(b) or 4.01(a)(viii)) and (y) the amount of Credit Support Revenue having been generated at such time equals or exceeds an amount equal to 80% of the revenue having been generated by the Company and its consolidated Subsidiaries during the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Sections 6.01(a) or 4.01(a)(viii).

        (d) If as a result of any transaction otherwise permitted hereunder, any First Tier Foreign Subsidiary 65% of whose Voting Stock has been pledged to the Lender at any time becomes a Subsidiary of another First Tier Foreign Subsidiary (a "replacement First Tier Foreign Subsidiary"), then the Lender shall release its security interest in the pledged Voting Stock of such Subsidiary; provided, however, that the Lender shall have no obligation to grant such a release unless (i) the Voting Stock of the replacement First Tier Foreign Subsidiary has been pledged to the Lender in accordance with the provisions of this Section 6.13 and any other applicable Loan Document, and (ii) there then exists no Event of Default.

        6.14    HAZARDOUS MATERIALS; CONTAMINATION.

        (a) Give notice to the Lender promptly upon such Borrower's acquiring knowledge of the presence of any Hazardous Materials on any property owned, leased, operated or controlled by such Borrower or for which such Borrower is responsible (provided that such notice shall not be required for Hazardous Materials placed or stored on such property in accordance with applicable Laws in the ordinary course (including, without limitation, Laws governing the quantity of Hazardous Materials which may be stored) or of any Hazardous Materials Contamination with a full description thereof;

        (b) Promptly comply with any Laws requiring the removal, treatment or disposal of Hazardous Materials or Hazardous Materials Contamination and provide the Lender with satisfactory evidence of such compliance;

        (c) Provide the Lender, within 30 days after demand therefore, with a bond, letter of credit or similar financial assurance evidencing to the Lender's satisfaction that the necessary funds are available to pay the cost of removing, treating, and disposing of such Hazardous Materials or Hazardous Materials Contamination and discharging any Lien which may be established as a result thereof on any property owned, leased, operated or controlled by such Person or for which such Person is responsible; and

        (d) Defend, indemnify and hold harmless the Lender and its agents, employees, trustees, successors and assigns from any and all claims which may now or in the future (whether before or after the termination of this Agreement) be asserted as a result of the presence of any Hazardous Materials on any property owned or controlled by such Person, or for which such Person is responsible, for any Hazardous Materials Contamination.

                                  ARTICLE VII.
                               NEGATIVE COVENANTS

        So long as the Commitment shall be in effect, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any Letter of Credit the L/C Obligations in respect of which have been cash collateralized to the Lender's satisfaction pursuant to Section 2.03(f)), the Company shall not, nor shall it suffer or permit any Subsidiaries to, directly or indirectly:

        7.01 LIENS. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

        (a)     Liens pursuant to any Loan Document;

        (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

        (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

        (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

        (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

        (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

        (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

        (h) Liens securing judgments for the payment of money in an aggregate amount not in excess of the Threshold Amount (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than 30 consecutive days during which execution is not effectively stayed;

        (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

        (j) Liens securing Indebtedness permitted by Section 7.03(i); provided that (i) such Liens existed on the date of the Purchase of the entity or business that is subject to such Indebtedness, (ii) such Liens do not at any time encumber any property other than the property of such acquired entity or business and (iii) such Liens were not created, assumed or incurred in anticipation or contemplation of such Purchase.

        7.02    INVESTMENTS. Make any Investments, except:

        (a) Investments other than those permitted by subsections (b) through (i) that are existing on the date hereof and listed on Schedule 7.02;

        (b) Investments held by the Company or such Subsidiary in the form of cash equivalents or short-term marketable securities;

        (c) advances to directors or employees of the Company or any Subsidiary for travel or other business expenses incurred in the ordinary course of business; provided that (i) no such advance shall exceed $150,000 per such director or employee and (ii) the aggregate unpaid amount of all such advances taken together shall not exceed $300,000 at any time;

        (d)     Investments of any Subsidiary in the Company or another
Subsidiary;

        (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

        (f)     Guaranty Obligations permitted by Section 7.03;

        (g)     Investments permitted by Section 7.04;

        (h)     Investments in Permitted Swap Contracts;

        (i) Acquisitions of all or substantially all of the capital stock, assets or business of any Person or the entry into joint ventures (each, a "Purchase"), in each case not otherwise permitted by subsections (a) through (h) or (j) of this Section 7.02; provided that (i) the total cash consideration paid or agreed to be paid by the Company and its Subsidiaries in connection with any such Purchase (or series of related transactions constituting, in the reasonable opinion of the Lender, a Purchase) shall not exceed $15,000,000 (the "Purchase Cap"), exclusive of any payments in connection therewith that are contingent upon future performance or revenues and regardless of whether the entire amount of such cash consideration is actually paid at the time of such Purchase; (ii) the aggregate amount of all such cash consideration paid in connection with all such Purchases together shall not exceed $50,000,000 in any fiscal year of the Company, (iii) any such Purchase is consistent with the Company's principal line of business of developing, marketing, selling and supporting computer software, (iv) if any such Purchase is consummated pursuant to a merger with a Borrower, a First Tier Foreign Subsidiary or a Guarantor, such Borrower, First Tier Foreign Subsidiary or Guarantor shall be the surviving entity, (v) any Subsidiary created or surviving as a result of any such Purchase which, on a pro forma basis (assuming for this purpose that such Purchase was consummated on the last day of the fiscal quarter for which financial statements were most recently delivered under Sections 6.01(a) or (b)), constitutes a Material Subsidiary, shall comply with Section 6.13 and (vi) no Default or Event of Default would result from the consummation of any such Purchase; and

        (j) Investments not otherwise permitted hereunder, and constituting neither a Purchase nor advances to directors or employees, in an aggregate amount for all such Investments together not to exceed $10,000,000 in any fiscal year of the Company.

        7.03 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

        (a)     Indebtedness under the Loan Documents;

        (b)     Indebtedness outstanding on the date hereof and listed on
Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

        (c) Guaranty Obligations of the Company or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Company or any wholly-owned Subsidiary;

        (d) Subordinated Indebtedness, including the Subordinated Indebtedness outstanding on the date hereof and listed on Schedule 7.03;

        (e) Indebtedness in respect of capital leases and purchase money obligations for PP&E within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000;

        (f) current accounts payable arising in the ordinary course of business of the Company and its Subsidiaries;

        (g)     obligations in respect of Permitted Swap Contracts;

        (h) Indebtedness of the Company or any Subsidiary not otherwise permitted hereunder and incurred after the Closing Date; provided that (i) the aggregate principal amount of all such Indebtedness of the Company and its Subsidiaries taken as a whole does not exceed $5,000,000, (ii) such Indebtedness is unsecured and subject to no Liens and (iii) such Indebtedness has a maturity of not less than 180 days beyond the Maturity Date; and

        (i) Indebtedness not otherwise permitted hereunder of any entity or business acquired pursuant to a Purchase consummated in accordance with Section 7.02(i); provided that (i) such Indebtedness existed on the date of such Purchase, (ii) such Indebtedness was not created, assumed or incurred in anticipation or contemplation of such Purchase and (iii) the aggregate amount of such Indebtedness shall not exceed $10,000,000 at any time for all such Indebtedness taken together.

        7.04 FUNDAMENTAL CHANGES. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom and so long as the Company has provided the Lender with prior written notice thereof:

        (a) any wholly owned Subsidiary may merge or consolidate with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any Subsidiary; provided that any surviving Subsidiary which is a Material Subsidiary shall comply with Section 6.13;

        (b) any wholly owned Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or any Subsidiary; and

        (c) the Company or any of its Subsidiaries may merge or consolidate with another Person in connection with a Purchase consummated in accordance with
Section 7.02(i).

        7.05 DISPOSITIONS. Make any Disposition or enter into any agreement to make any Disposition, except:

        (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

        (b) Dispositions of inventory and Receivables in the ordinary course of business;

        (c)     Dispositions of equipment or real property to the extent that
(i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or (iii) the board of directors or senior management of the applicable Borrower or such Subsidiary has determined in good faith that the failure to replace such property will not be detrimental to the business of such Borrower or such Subsidiary;

        (d) Dispositions of property by any Subsidiary to any Borrower or to a wholly-owned Subsidiary; and

        (e)     Dispositions permitted by Section 7.04;

provided, however, that any Disposition made pursuant to clauses (a) through (e) shall be for fair market value.

        7.06 LEASE OBLIGATIONS. Create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except:

        (a) leases in existence on the date hereof and listed on Schedule 7.06, and any renewal, extension or refinancing thereof;

        (b) operating leases (other than those constituting Synthetic Lease Obligations) entered into or assumed by a Borrower or any Subsidiary after the date hereof in the ordinary course of business;

        (c)     capital leases to the extent permitted by Section 7.03; and

        (d) leases giving rise to Synthetic Leases Obligations to the extent otherwise permitted hereunder.

        7.07 RESTRICTED PAYMENTS. Declare or make, directly or indirectly, any Restricted payment, or incur any obligation (contingent or otherwise) to do so, except that:

        (a) The Company's Subsidiaries may make Restricted Payments to the Company and its wholly owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Company and any Subsidiary and to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

        (b) The Company's Subsidiaries may declare and make dividend payments or other distributions to the Company and its Subsidiaries;

        (c) The Company and its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock of such Person; and

        (d) The Company may make payments to purchase, redeem, retire, acquire, cancel or terminate outstanding shares of the capital stock of the Company or options, warrants or other rights to acquire such capital stock; provided that the aggregate amount of all such payments taken together do not exceed $5,000,000 in any fiscal year of the Company.

        7.08 ERISA. At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), which, with respect to each event listed above, could reasonably be expected to have a Material Adverse Effect.

        7.09 CHANGE IN NATURE OF BUSINESS. Engage in any material line of business substantially different from those respective lines of business conducted by the Company and its Subsidiaries as of the Closing Date.

        7.10 TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any Affiliate of the Company or any Subsidiary, other than arm's-length transactions with Affiliates that are otherwise permitted hereunder.

        7.11 CAPITAL EXPENDITURES. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any PP&E (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures (including capitalized software development costs) in the ordinary course of business not exceeding $35,000,000 in the aggregate for all such expenditures together during any fiscal year of the Company;

        7.12 BURDENSOME AGREEMENTS. Enter into any Contractual Obligation that limits the ability (a) of any Subsidiary to make Restricted Payments to the Company or any Subsidiary or to otherwise transfer property to the Company or any Subsidiary or (b) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.

        7.13 USE OF PROCEEDS. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose. Indebtedness.

        7.14 HAZARDOUS MATERIALS. Place, manufacture or store or permit to be placed, manufactured or stored any Hazardous Materials on any property owned, leased, operated or controlled by the Company or any of its Subsidiaries or for which such Person is responsible other than Hazardous Materials placed or stored on such property in accordance with applicable Laws in the ordinary course (including, without limitation, Laws governing the quantity of Hazardous Materials).

        7.15 CHANGE IN MANAGEMENT. Change any Senior Management of the Company or Manugistics, Inc., unless such change results from the resignation or other termination of an executive officer within the Senior Management of either such Person and within 120 days after the date of such resignation or termination the Company or Manugistics, Inc., as applicable, replaces such executive officer with a new executive officer.

        7.16    SUBORDINATED INDEBTEDNESS.

        (a) Make at any time, on a voluntary or optional basis, any payment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, the principal of, or interest on, any of the Subordinated Indebtedness, if an Event of Default then exists hereunder or would result from such payment;

        (b) Make at any time, on a voluntary or involuntary basis, any payment of the principal or interest due on the Subordinated Indebtedness as a result of acceleration thereunder or a mandatory prepayment thereunder;

        (c) Make at any time, any amendment or modification of or supplement to the documents evidencing or securing the Subordinated Indebtedness; or

        (d) Make at any time, on a voluntary or optional basis, any payment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Indebtedness (without giving effect to any acceleration of maturity or mandatory prepayment), except by means of assignment to the Company or a Subsidiary or cancellation or forgiveness of intercompany Indebtedness.

        7.17 FISCAL YEAR CHANGES. Change the period of measurement for any of its fiscal years.

        7.18 STOCK OF SUBSIDIARIES. (a) Sell or otherwise dispose of any shares of capital stock of any Subsidiary; provided that the Company and its Subsidiaries may make such sales or dispositions (i) in connection with a Purchase permitted under Section 7.02(i), (ii) in connection with a merger or consolidation of a wholly owned Subsidiary with the Company or with a wholly owned Subsidiary of the Company, (iii) in connection with the dissolution of any Subsidiary otherwise permitted hereunder or (iv) in connection with an arm's length transaction otherwise permitted hereunder in which the shares of capital stock of a Subsidiary that is not a Material Subsidiary are sold for fair market value.

        (b) Permit any Subsidiary to issue any additional shares of its capital stock pro-rata to its stockholders.

        7.19    FINANCIAL COVENANTS.

        (a) Consolidated Net Worth. Permit Consolidated Net Worth as of the end of any fiscal quarter of the Company to be less than the sum of (a) $300,000,000 plus (b) an amount equal to 50% of Consolidated Net Income earned in each fiscal quarter of the Company ending after November 30, 2001 (with no deduction for a net loss in any such fiscal quarter) plus (c) an amount equal to 100% of the aggregate increases in Shareholders' Equity of the Company and its Subsidiaries after the Closing Date by reason of the issuance and sale of capital stock of any Borrower or any Subsidiary (including upon any conversion of debt securities of any Borrower or any Subsidiary into such capital stock).

        (b) Leverage Ratio. Permit the Leverage Ratio at any time to be greater than 50%.

        (c)     Minimum Liquidity. Permit Liquidity at any time to be less than
(a) in respect of any fiscal quarter in which the Company has maintained Consolidated EBIT of less than $0.00, $150,000,000 and (b) in respect of any fiscal quarter in which the Company has maintained Consolidated EBIT equal to or greater than $0.00, $125,000,000.

        (d) Consolidated EBITDA. Permit Consolidated EBITDA as of the end of any fiscal quarter of the Company to be less than $0.00; provided that with respect to the fiscal quarters of the Company ending on February 28, 2002 and May 31, 2002, the Company shall not fail to maintain Consolidated EBITDA in an amount equal to or greater than the product of (i) 2.50% (0.025) of Consolidated Net Worth for such quarter times (ii) negative one.

                                 ARTICLE VIII.
                         EVENTS OF DEFAULT AND REMEDIES

        8.01 EVENTS OF DEFAULT. Any of the following events shall constitute an Event of Default:

        (a) Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or
(ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

        (b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05,
6.10 or 6.12 or Article VII; or

        (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after a Responsible Officer of such Loan Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure; or

        (d) Representations and Warranties. Any representation or warranty made or deemed made by any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith proves to have been incorrect in any material respect when made or deemed made; or

        (e) Cross-Default. (i) The Company or any of its respective Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an

Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

        (f) Insolvency Proceedings, Etc. The Company or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

        (g) Inability to Pay Debts; Attachment. (i) The Company or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

        (h) Judgments. There is entered against the Company or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

        (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

        (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lender or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

        (k)     Change of Control. There occurs any Change of Control; or

        (l) Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect.

        8.02 REMEDIES UPON EVENT OF DEFAULT. If any Event of Default occurs, the Lender may

        (a) declare the commitment of the Lender to make Loans and L/C Credit Extensions to be terminated, whereupon such commitment shall be terminated;

        (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

        (c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof) and demand that the Borrowers pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit; and

        (d) exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) of Section 8.01, the obligation of the Lender to make Loans and L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

                                  ARTICLE IX.
                                  MISCELLANEOUS

        9.01 AMENDMENTS; ETC. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Company or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        9.02    NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES.

        (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 9.02; or to such other address as shall be designated by either party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 9.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

        (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

        (c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

        (d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of one or more Borrowers. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrowers hereby consent to such recording.


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

        9.03 NO WAIVER; CUMULATIVE REMEDIES. No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        9.04 ATTORNEY COSTS, EXPENSES AND TAXES. Each Borrower agrees (a) to pay or reimburse the Lender for all reasonable costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief
Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. Any amount payable to the Lender under this Section shall bear interest from the second Business Day following the date of demand for payment at the Default Rate. The agreements in this Section shall survive the termination of the Commitment and repayment of all other Obligations.

        9.05 INDEMNIFICATION BY THE BORROWERS. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless the Lender and its Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment, any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any other Loan Party, or any Environmental Liability related in any way to any Borrower or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 9.05 shall be payable within ten Business Days after demand therefor.

        9.06 PAYMENTS SET ASIDE. To the extent that any Borrower makes a payment to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

        9.07    SUCCESSORS AND ASSIGNS.

        (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b) The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment, the Loans and L/C Obligations at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee, it being understood and agreed that with respect to any Letters of Credit outstanding at the time of any such assignment, the Lender may sell to the assignee a ratable participation in such Letters of Credit. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party hereto and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender's rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01,
3.04 and 3.05 and shall continue to have all of the rights provided hereunder to the Lender in its capacity as issuer of any Letters of Credit outstanding at the time of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver any documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

        (c) The Lender may at any time, without the consent of, or notice to, any Borrower, sell participations to any Person (other than a natural person) (a "Participant") in all or a portion of the Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the outstanding Letters of Credit and/or the Loans and/or the reimbursement obligations in respect of Letters of Credit); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrowers for the performance of such obligations and (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, or (iii) release any Guarantor from any Guaranty. Subject to subsection (d) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were the Lender.

        (d) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

        (e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

        (f)     As used herein, the following terms have the following meanings:

                "Eligible Assignee" means (a) a Lender; (b) an Affiliate of the Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Company (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if (i) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction or (ii) an Event of Default has occurred and is continuing; and provided, further, that notwithstanding the foregoing, "Eligible Assignee" shall not include any Borrower or any of the Borrowers' Affiliates or Subsidiaries.

                "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                "Approved Fund" means any Fund that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender.

        9.08 CONFIDENTIALITY. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement;
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Borrowers;

(g) with the consent of the Company; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or
(ii) becomes available to the Lender on a nonconfidential basis from a source other than such Borrower; or (i) to any nationally recognized rating agency that requires access to information about the Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to the Lender or its Affiliates. For the purposes of this Section, "Information" means all information received from any Borrower relating to such Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by such Borrower; provided that, in the case of information received from any Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        9.09 SET-OFF. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to any Borrower or any other Loan Party, any such notice being waived by the Borrowers (on their own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Company after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

        9.10 INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

        9.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        9.12 INTEGRATION. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

        9.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

        9.14 SEVERABILITY. Any provision of this Agreement and the other Loan Documents to which the Borrowers are a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. outstanding.

        9.15 SUBSIDIARY BORROWER MATTERS. Each Subsidiary Borrower hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (a) the giving and receipt of notices, (b) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (c) the receipt of the proceeds of any Loans made by the Lender to any such Subsidiary Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Subsidiary Borrower.

        9.16    GOVERNING LAW.

        (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH

STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL
LAW.

        (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN THE CITY OF SAN FRANCISCO OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER AND THE LENDER EACH CONSENT, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER AND THE LENDER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH BORROWER AND THE LENDER EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

        9.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        9.18    JOINT AND SEVERAL LIABILITY OF THE BORROWERS.

        (a) The Borrowers shall be liable for all amounts due to the Lender under this Agreement, regardless of which Borrower actually receives Loans or other Credit Extensions hereunder or the amount of such Loans received or the manner in which the Lender accounts for such Loans or other Credit Extensions on its books and records. Each Borrower's Obligations with respect to Loans made to it or L/C Obligations incurred by it, and each Borrower's Obligations arising as a result of the joint and several liability of each Borrower hereunder, with respect to Loans made to or L/C Obligations incurred by, the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each Borrower.

        (b) Each of the Borrowers hereby represents and warrants to the Lender that each such Borrower will derive benefits, either directly or indirectly, from the proceeds of each Loan, both in its individual capacity and as a member of the integrated group to which each Borrower belongs, due to the fact that the successful operation of the integrated group referred to in this Agreement as "the Borrowers" is dependent upon the continued successful performance of the functions of the integrated group as a whole.

        (c) Each Borrower's Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other Credit Extensions made to the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any document evidencing all or any part of the Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from the other Borrowers, any other Guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Lender with respect to any provision of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to the Lender, (iv) the failure by the Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of the other Borrowers, (v) the Lender's election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code,
(vii) the disallowance of all or any portion of the Lender's claim(s) for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a Guarantor or of the other Borrowers. With respect to each Borrower's Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other Credit Extensions made to any of the other Borrowers hereunder, each Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Lender now has or may hereafter have against the Borrowers, any endorser or any Guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Lender to secure payment of the Obligations or any other liability of the Borrowers to the Lender.

        (d) Upon any Event of Default, the Lender may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers, any Guarantor or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Lender shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations

        9.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                            MANUGISTICS GROUP, INC.

                            BY: /s/ Raghavan Rajaji
                                -------------------

                            Name: Raghavan Rajaji
                                  ---------------

                            Title:  Executive Vice President and Chief Financial
                                    --------------------------------------------
                            Officer
                            -------



                            MANUGISTICS, INC.

                            BY: /s/ Raghavan Rajaji
                                -------------------

                            Name: Raghavan Rajaji
                                  ---------------

                            Title:  Executive Vice President and Chief Financial
                                    --------------------------------------------
                            Officer
                            -------



                            MANUGISTICS ATLANTA, INC.

                            BY: /s/ Raghavan Rajaji
                                -------------------

                            Name: Raghavan Rajaji
                                  ---------------

                            Title:  Executive Vice President and Chief Financial
                                    --------------------------------------------
                            Officer
                            -------



                            BANK OF AMERICA, N.A.




                            By: /s/ Kevin M. McMahon
                                --------------------

                            Name: Kevin M. McMahon
                                  ----------------

                            Title: Managing Director
                                   -----------------




                                      S-1